Exhibit 99.1

FOR IMMEDIATE RELEASE:

CONTACT:
Public Relations
Laura Adams for QuadraMed
703.742.5311
Laura.Adams@QuadraMed.com

Investor Relations
703.742.5393
InvestorRelations@QuadraMed.com

QuadraMed Announces Completion of Acquisition by Francisco Partners

RESTON, Va. – March 18, 2010 – QuadraMed® Corporation, a leading provider of healthcare information technologies and services that help turn quality care into positive financial outcomes, today announced the completion of its acquisition by Francisco Partners, one of the world’s largest technology-focused private equity firms.

“This transaction is a strong endorsement of the strength of our products and services and also delivers significant value to our shareholders,” said Duncan W. James, QuadraMed’s President and Chief Executive Officer.

“Francisco Partners brings QuadraMed extensive resources and a proven track record of helping healthcare IT companies execute on their strategic and operational goals,” stated James. “We look forward to working with Francisco Partners as we continue to focus on helping clients meet their ARRA Meaningful Use goals, prepare for ICD-10, and improve the quality and efficiency of patient care.”

Ezra Perlman, Partner, Francisco Partners said, “QuadraMed is a world-class company with top-ranked solutions, a large client base, and a strong leadership team. We look forward to working with management to help position QuadraMed’s clients and the Company for future success.”

As provided by the acquisition agreement, QuadraMed’s common stockholders are entitled to receive $8.50 in cash, without interest, less any applicable withholding taxes, for each share of QuadraMed common stock they own, and QuadraMed’s Series A Preferred Stockholders are entitled to receive $13.7097 in cash, without interest, less any applicable withholding taxes, for each share of QuadraMed’s Series A Preferred Stock they own, other than dissenting shares. As a result of the acquisition, QuadraMed’s common stock will no longer be listed for trading on the NASDAQ Global Market.

QuadraMed’s stockholders of record will receive a letter of transmittal and instructions on how to surrender their QuadraMed shares in exchange for the acquisition consideration, and should wait to receive the letter of transmittal before surrendering their shares.

About QuadraMed Corporation

QuadraMed® is a leading provider of healthcare technologies and services that help turn quality care into positive financial outcomes. QuadraMed provides innovative solutions that streamline processes, ensure compliance and help healthcare professionals deliver quality patient care. Behind the Company’s products and services is a staff of 600 professionals whose experience and dedication have earned QuadraMed the trust and loyalty of clients at over 2,000 healthcare provider facilities. For more information about QuadraMed, visit http://www.quadramed.com.

About Francisco Partners

With approximately $5.0 billion of committed capital and offices in San Francisco and London, Francisco Partners is one of the world’s largest technology-focused private equity funds. The firm was founded to pursue structured investments in technology companies undergoing strategic, technological, and operational inflection points. Francisco Partners targets majority and minority investments in private companies, public companies, and divisions of public companies, with transaction values ranging from $30 million to $2.0 billion. The principals of Francisco Partners have a proven track record, having invested in excess of $3.0 billion of equity capital in over 50 technology companies. For additional information, visit www.franciscopartners.com.

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QuadraMed is a registered trademark of QuadraMed Corporation. All other trademarks are the property of their respective holders.